Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports Fourth Quarter and Year-End 2023 Financial Results
ALEXANDRIA, Louisiana, January 30, 2024 (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its financial results for the fourth quarter and year ended 2023.
Net income for the fourth quarter of 2023 was $8.3 million, or $1.16 per diluted common share (“EPS”), an increase of $271,000, or 3.4%, compared to $8.0 million, or $1.12 EPS, for the third quarter of 2023, and a decrease of $1.9 million, or 18.6%, compared to $10.2 million, or $1.42 EPS, for the fourth quarter of 2022. For the fourth quarter of 2023, the quarterly return on assets was 1.08%, and the quarterly return on equity was 11.63%.
Net income for the year ended December 31, 2023, was $34.9 million, or $4.86 EPS, a decrease of $2.0 million, or 5.5%, compared to $36.9 million, or $5.13 EPS, for the year ended December 31, 2022. For the year ended December 31, 2023, the return on assets was 1.15%, and the return on equity was 12.44%.
Fourth Quarter and Year-End 2023 Performance and Operational Highlights
In the fourth quarter of 2023, the Company had higher earnings and an improved net interest margin, combined with balance sheet growth. Stock repurchase activity occurred until the 2023 stock repurchase program was completed. A stock repurchase program for 2024 was approved.
•Net income for the fourth quarter of 2023 was $8.3 million, which was $271,000, or 3.4%, higher than the prior quarter. Net income improved due to higher net interest income and lower operating expenses, partially offset by lower noninterest income.
•Net interest income and net interest margin fully tax equivalent (“FTE”) increased in the fourth quarter of 2023 compared to the prior quarter. Net interest income for the fourth quarter of 2023 was $21.3 million compared to $20.7 million for the prior quarter. Net interest margin FTE for the fourth quarter of 2023 was 2.82% compared to 2.78% for the prior quarter. These increases were mainly due to improved yields on securities and loans, partially offset by higher deposit costs.
•As of December 31, 2023, assets were $3.13 billion, which was $62.7 million, or 2.0%, higher than September 30, 2023, mainly due to a $42.0 million increase in deposits.
•Deposits totaled $2.80 billion as of December 31, 2023, an increase of $42.0 million, or 1.5%, compared to $2.76 billion as of September 30, 2023. This increase was mainly due to the seasonal inflow of funds from public entity customers.
•As of December 31, 2023, loans held for investment (“HFI”) were $1.99 billion, an increase of $44.3 million, or 2.3%, compared to $1.95 billion as of September 30, 2023. The growth in loans HFI was primarily a result of new loan activity in various markets across Louisiana.
•As of December 31, 2023, total securities were $714.3 million compared to $675.3 million as of September 30, 2023. Securities increased $39.0 million, primarily due to the purchase of new securities, combined with a smaller net unrealized loss on securities available-for-sale (“AFS”).
•In the fourth quarter of 2023, average liquid assets, which are cash and cash equivalents, increased $35.1 million to $281.3 million, compared to $246.2 million for the third quarter of 2023. The liquid assets to assets ratio was 9.76% as of December 31, 2023.
•The current expected credit loss (“CECL”) methodology became effective for the Company on January 1, 2023. Provision expense was $250,000 for the fourth quarter of 2023 compared to $185,000 for the third quarter of 2023.
•As of December 31, 2023, nonperforming assets (“NPA(s)”) were $2.6 million, or 0.08% of assets, and the allowance for credit losses (“ACL”) was $21.3 million, or 1.07% of loans HFI.
•We paid a quarterly cash dividend of $0.08 per common share in the fourth quarter of 2023.
•The 2023 stock repurchase program authorized us to purchase up to $5.0 million of our outstanding shares of common stock from January 1, 2023 through December 31, 2023. In the fourth quarter of 2023, we repurchased 59,048 shares of our common stock at an aggregate cost of $2.9 million and completed the program. During 2023, we repurchased 101,298 shares of our common stock at an aggregate cost of $5.0 million. On December 14, 2023, our Board of Directors approved the renewal of our stock repurchase program for 2024. The 2024 stock repurchase program authorizes us to purchase up to $5.0 million of our outstanding shares of common stock from January 1, 2024 through December 31, 2024.
•Recently, the American Banker publication included Red River Bank in its “2023 Best Banks to Work For” ranking.
Blake Chatelain, President and Chief Executive Officer of the Company, stated, “We are pleased with the financial results for the fourth quarter of 2023, which included net interest margin improvement, solid loan activity, and core deposit growth. Net interest margin and net interest income improved as new and renewed loans were booked at higher rates, and we redeployed security portfolio cash flows into higher yielding securities. We expect the fourth quarter loan and securities activity and rates to provide momentum to the net interest margin as we begin 2024.
“We had significant stock buyback activity in the fourth quarter of 2023, completing the 2023 stock repurchase program, and the board of directors approved a $5.0 million stock repurchase program for 2024. Also relating to capital, the market adjustment to stockholders’ equity from securities improved by $17.0 million, which resulted in an increase to book value per share as of December 31, 2023.
“Overall, banking activity throughout all of our markets is steady and encouraging. We are pleased with the progress of the construction on our new banking center located on Veterans Boulevard in Metairie, Louisiana, which is in our New Orleans market. We expect this banking center to open in the third quarter of 2024.
“At our January 2024 board of directors meeting, Michael J. Brown, CFA, was appointed as a new board member. We are very pleased to welcome Michael, who brings a wealth of experience in all areas of banking operations and strategy. I had the privilege of working with Michael earlier in our careers when we both worked at First Commerce, and it is a pleasure to have the opportunity to work with him again. Michael’s deep industry knowledge will be an invaluable benefit to the Company.
“The fourth quarter of 2023 wrapped up a uniquely challenging year for the banking industry. Our team took care of our customers, prudently managed the Company, and achieved solid financial results. We believe we are well-positioned for future years. The Company is well-capitalized, has good liquidity levels, excellent asset quality, solid earnings, and knowledgeable community bankers providing banking services to our communities. We look forward to 2024 as we continue to grow and build value for our shareholders.”
Liquidity
As of December 31, 2023, we had sufficient liquid assets available and $1.46 billion accessible from other liquidity sources.
Cash and cash equivalents were $305.4 million as of December 31, 2023, and averaged $281.3 million for the fourth quarter of 2023. The liquid assets to assets ratio was 9.76% as of December 31, 2023.
Our securities portfolio is an alternative source for meeting liquidity needs. The securities portfolio generates cash flow through principal repayments, calls, and maturities, and certain securities can be sold or used as collateral in borrowings that allow for their conversion to cash. Securities AFS can generally be sold, while securities held-to-maturity (“HTM”) have significant restrictions related to sales. As of December 31, 2023, we project receipt of approximately $145.0 million of principal repayments and maturities through December 31, 2024. As of December 31, 2023, approximately $480.4 million, or 67.3%, of the securities portfolio was available to be sold or used as collateral in borrowings as a liquidity source.
Federal Home Loan Bank (“FHLB”) advances may also be used to meet the Bank’s liquidity needs. We currently are classified as having “blanket lien collateral status,” which means that advances can be executed at any time without further collateral requirements. As of December 31, 2023, our net borrowing capacity from the FHLB was $829.2 million.
In the third quarter of 2023, the Bank pledged securities to gain borrowing access to the Federal Reserve Bank’s Discount Window facility. As of December 31, 2023, our borrowing capacity through this facility was $45.5 million.
Other sources available for meeting liquidity needs include federal funds lines, repurchase agreements, and other lines of credit. We maintain four federal funds lines of credit with commercial banks, which allow us to borrow up to $95.0 million in federal funds at a rate determined by the applicable commercial bank at the time of borrowing. We also maintain an additional $6.0 million revolving line of credit at one of our correspondent banks. As of December 31, 2023, we had total borrowing capacity of $101.0 million through these combined funding sources.
The Bank can participate in the Federal Reserve Board’s Bank Term Funding Program (“BTFP”) as an additional liquidity source through March 11, 2024, when the program is scheduled to end. If needed, the BTFP gives us the option to use eligible securities as collateral for a loan of up to one year from the Federal Reserve.
Net Interest Income and Net Interest Margin FTE
Net interest income and net interest margin FTE increased in the fourth quarter of 2023 compared to the prior quarter. These increases were mainly due to improved yields on securities and loans, partially offset by higher deposit costs. During the year ended December 31, 2023, the Federal Open Market Committee (“FOMC”) increased the federal funds rate 50 basis points (“bp(s)”) in the first quarter, 25 bps in the second quarter, 25 bps in the third quarter, and then kept the rate consistent in the fourth quarter.
Net interest income for the fourth quarter of 2023 was $21.3 million, which was $569,000, or 2.7%, higher than the third quarter of 2023, due to a $1.7 million increase in interest and dividend income, partially offset by a $1.1 million increase in interest expense. The increase in interest and dividend income was due to higher interest income on loans, short-term liquid assets, and securities. Loan income increased $973,000 due to higher rates on new and renewed loans, combined with higher balances in loans HFI. The average rate on new and renewed loans was 7.39% for the fourth quarter of 2023. Interest income on short-term liquid assets increased $488,000, primarily due to an increase in these balances during the fourth quarter. Interest income on securities increased $252,000, primarily due to higher yields on securities purchased during the fourth quarter. The increase in interest expense was due to higher deposit rates and larger balances in higher cost deposit accounts.
The net interest margin FTE increased four bps to 2.82% for the fourth quarter of 2023, compared to 2.78% for the prior quarter. This increase was mainly due to improved yields on securities and loans, partially offset by higher deposit costs. The yield on securities increased 17 bps, primarily due to reinvesting securities cash flows received during the fourth quarter into new securities at higher yields. The yield on loans increased 13 bps during the same period due to higher rates on new and renewed loans. These increases were partially offset by a 39 bp increase in the rate on time deposits and an 11 bp increase in the rate on interest-bearing transaction deposits. The cost of deposits increased 15 bps to 1.55% for the fourth quarter of 2023, compared to 1.40% for the prior quarter.
In the fourth quarter of 2023, the target range for the federal funds rate was 5.25-5.50%. The expectation is that the FOMC will lower the federal funds rate in 2024. During 2024, we anticipate receiving approximately $145.0 million in securities cash flows. We expect to redeploy these cash flows into higher yielding assets, which should benefit both net interest income and net interest margin FTE. As of December 31, 2023, floating rate loans were 11.7% of loans HFI, and floating rate transaction deposits were 6.1% of interest-bearing transaction deposits. Depending on balance sheet activity and the movement of interest rates, we expect the net interest margin FTE to improve slightly in the first half of 2024.
Provision for Credit Losses
The provision for credit losses for the fourth quarter of 2023 was $250,000, which was $65,000 higher than the provision for credit losses of $185,000 for the prior quarter. The provision in the fourth quarter was due to potential economic challenges resulting from the current inflationary environment, changing monetary policy, and loan growth. We will continue to evaluate future provision needs in relation to current economic situations, loan growth, trends in asset quality, forecasted information, and other conditions influencing loss expectations.
Noninterest Income
Noninterest income totaled $5.2 million for the fourth quarter of 2023, a decrease of $394,000, or 7.1%, compared to $5.6 million for the previous quarter. The decrease was mainly due to lower Small Business Investment Company (“SBIC”) and mortgage loan income, partially offset by a gain on equity securities.
SBIC income for the fourth quarter of 2023 was $393,000, a decrease of $527,000, or 57.3%, compared to $920,000 for the prior quarter. The decrease was primarily due to less income being distributed by the SBIC in the fourth quarter. We expect this income to be lower in future quarters.
Mortgage loan income decreased $163,000, or 27.0%, to $441,000 for the fourth quarter of 2023, compared to $604,000 for the previous quarter. The decrease was due to fluctuating mortgage interest rates and reduced purchase activity as a result of seasonal slowdown.
Equity securities are an investment in a Community Reinvestment Act (“CRA”) mutual fund consisting primarily of bonds. The gain or loss on equity securities is a fair value adjustment primarily driven by changes in the interest rate environment. Due to fluctuations in market rates between quarters, equity securities had a gain of $132,000 in the fourth quarter of 2023, compared to a loss of $113,000 in the third quarter of 2023.
Operating Expenses
Operating expenses for the fourth quarter of 2023 totaled $16.0 million, a decrease of $207,000, or 1.3%, compared to $16.2 million for the previous quarter. This decrease was mainly due to lower personnel and occupancy and equipment expenses.
Personnel expenses totaled $9.2 million for the fourth quarter of 2023, a decrease of $228,000, or 2.4%, from the previous quarter. This decrease was primarily due to lower personnel health insurance expenses. As of December 31, 2023 and September 30, 2023, we had 362 and 360 total employees, respectively.

Occupancy and equipment expenses for the fourth quarter of 2023 totaled $1.6 million, which was fairly consistent with the previous quarter. During the fourth quarter of 2023, lower facility maintenance expenses were offset by $41,000 of nonrecurring expenses related to the renovation of our main office building in Alexandria, Louisiana.
Asset Overview
As of December 31, 2023, assets were $3.13 billion, compared to assets of $3.07 billion as of September 30, 2023, an increase of $62.7 million, or 2.0%. In the fourth quarter, assets were impacted by a $42.0 million, or 1.5%, increase in deposits. During the fourth quarter of 2023, loans HFI increased $44.3 million, or 2.3%, to $1.99 billion. The loans HFI to deposits ratio was 71.13% as of December 31, 2023, compared to 70.60% as of September 30, 2023. Total securities increased $39.0 million, or 5.8%, to $714.3 million in the fourth quarter and were 22.8% of assets as of December 31, 2023. Liquid assets decreased $16.8 million, or 5.2%, to $305.4 million in the fourth quarter and were 9.76% of assets as of December 31, 2023.

Securities
Total securities as of December 31, 2023, were $714.3 million, an increase of $39.0 million, or 5.8%, from September 30, 2023. Securities increased primarily due to the purchase of new securities, combined with a smaller net unrealized loss on securities AFS.
The estimated fair value of securities AFS totaled $570.1 million, net of $62.2 million of unrealized loss, as of December 31, 2023, compared to $529.0 million, net of $83.3 million of unrealized loss, as of September 30, 2023. As of December 31, 2023, the amortized cost of securities HTM totaled $141.2 million compared to $143.4 million as of September 30, 2023. As of December 31, 2023, securities HTM had an unrealized loss of $22.2 million compared to $26.2 million as of September 30, 2023.
As of December 31, 2023, equity securities, which is an investment in a CRA mutual fund consisting primarily of bonds, totaled $3.0 million compared to $2.8 million as of September 30, 2023.
Loans
Loans HFI as of December 31, 2023, were $1.99 billion, an increase of $44.3 million, or 2.3%, from September 30, 2023, primarily due to new loan activity in various markets across Louisiana.

Loans HFI by Category
	December 31, 2023		September 30, 2023		Change from September 30, 2023 to December 31, 2023
(dollars in thousands)	Amount	Percent	Amount	Percent	$ Change	% Change
Real estate:
Commercial real estate	$851,582	42.7%	$829,836	42.6%	$21,746	2.6%
One-to-four family residential	599,487	30.1%	579,023	29.7%	20,464	3.5%
Construction and development	125,238	6.3%	119,647	6.1%	5,591	4.7%
Commercial and industrial	315,327	15.8%	315,398	16.2%	(71)	—%
Tax-exempt	72,913	3.7%	74,703	3.9%	(1,790)	(2.4%)
Consumer	28,311	1.4%	29,999	1.5%	(1,688)	(5.6%)
Total loans HFI	$1,992,858	100.0%	$1,948,606	100.0%	$44,252	2.3%
Commercial real estate (“CRE”) loans are collateralized by owner occupied and non-owner occupied properties mainly in Louisiana. Investor-owned office properties were $62.3 million, or 3.1% of loans HFI, as of December 31, 2023, and are primarily centered in low-rise suburban areas. The average CRE loan size was $938,000 as of December 31, 2023.
Health care loans are our largest industry concentration and are made up of a diversified portfolio of health care providers. As of December 31, 2023, total health care loans were 7.7% of loans HFI. Within the health care sector, loans to nursing and residential care facilities were 4.0% of loans HFI, and loans to physician and dental practices were 3.6% of loans HFI. The average health care loan size was $334,000 as of December 31, 2023.
Asset Quality and Allowance for Credit Losses
NPAs totaled $2.6 million as of December 31, 2023, an increase of $534,000, or 25.8%, from September 30, 2023, primarily due to an increase in nonaccrual and past due loans. The ratio of NPAs to assets was 0.08% as of December 31, 2023, and 0.07% as of September 30, 2023.
Effective January 1, 2023, the Company adopted the CECL methodology for estimating credit losses. In the first quarter of 2023, CECL resulted in a $278,000 increase to the ACL and established a $442,000 reserve for unfunded commitments, yielding a combined 3.5% increase to the December 31, 2022 allowance for loan losses. This one-time cumulative adjustment resulted in a $569,000, net of tax, decrease to stockholders’ equity.
As of December 31, 2023, the ACL was $21.3 million, and the ratio of ACL to loans HFI was 1.07%. As of September 30, 2023, the ratio of ACL to loans HFI was 1.09%. The net charge-offs to average loans ratio was 0.01% for the fourth quarter of 2023 and 0.00% for the third quarter of 2023.
Deposits
As of December 31, 2023, deposits were $2.80 billion, an increase of $42.0 million, or 1.5%, compared to September 30, 2023. Average deposits for the fourth quarter of 2023 were $2.75 billion, an increase of $36.1 million, or 1.3%, from the prior quarter.

The following tables provide details on our deposit portfolio:

Deposits by Account Type
	December 31, 2023		September 30, 2023		Change from September 30, 2023 to December 31, 2023
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Noninterest-bearing demand deposits	$916,456	32.7%	$972,155	35.2%	$(55,699)	(5.7%)
Interest-bearing deposits:
Interest-bearing demand deposits	138,380	5.0%	145,764	5.3%	(7,384)	(5.1%)
NOW accounts	468,483	16.7%	382,047	13.8%	86,436	22.6%
Money market accounts	541,607	19.3%	531,740	19.3%	9,867	1.9%
Savings accounts	173,741	6.2%	178,933	6.5%	(5,192)	(2.9%)
Time deposits less than or equal to $250,000	392,094	14.0%	380,564	13.8%	11,530	3.0%
Time deposits greater than $250,000	171,127	6.1%	168,690	6.1%	2,437	1.4%
Total interest-bearing deposits	1,885,432	67.3%	1,787,738	64.8%	97,694	5.5%
Total deposits	$2,801,888	100.0%	$2,759,893	100.0%	$41,995	1.5%

Deposits by Customer Type
	December 31, 2023		September 30, 2023		Change from September 30, 2023 to December 31, 2023
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Consumer	$1,343,448	47.9%	$1,310,580	47.5%	$32,868	2.5%
Commercial	1,170,670	41.8%	1,241,213	45.0%	(70,543)	(5.7%)
Public	287,770	10.3%	208,100	7.5%	79,670	38.3%
Total deposits	$2,801,888	100.0%	$2,759,893	100.0%	$41,995	1.5%
The increase in deposits in the fourth quarter of 2023 was mainly due to the seasonal inflow of funds from public entity customers and an increase in new consumer interest-bearing accounts, partially offset by a decrease in commercial customer deposit balances related to normal business activity.
The Bank has a granular, diverse deposit portfolio with customers in a variety of industries throughout Louisiana. As of December 31, 2023, the average deposit account size was approximately $28,000.
In 2022, we implemented the IntraFi Network Insured Cash Sweep (“ICS”) and related reciprocal balance programs for qualified commercial customers. The ICS program provides our customers a demand deposit sweep account that has a competitive interest rate as well as full Federal Deposit Insurance Corporation (“FDIC”) insurance coverage. As of December 31, 2023, we had $129.1 million swept off our balance sheet. The related reciprocal program brings deposit balances back on to our balance sheet as interest-bearing demand deposit accounts. As of December 31, 2023, we had $138.4 million of interest-bearing demand deposit accounts.
As of December 31, 2023, our estimated uninsured deposits, which are the portion of deposit accounts that exceed the FDIC insurance limit (currently $250,000), were approximately $887.8 million, or 31.7% of total deposits. This amount was estimated based on the same methodologies and assumptions used for regulatory reporting purposes. Also, as of December 31, 2023, our estimated uninsured deposits, excluding collateralized public entity deposits, were approximately $643.6 million, or 23.0% of total deposits. Our cash and cash equivalents of $305.4 million combined with our available borrowing capacity of $1.46 billion equaled 198.4% of our estimated uninsured deposits and 273.7% of our estimated uninsured deposits, excluding collateralized public entity deposits.
Stockholders’ Equity
Total stockholders’ equity as of December 31, 2023, was $303.9 million compared to $282.0 million as of September 30, 2023. The $21.9 million, or 7.8%, increase in stockholders’ equity during the fourth quarter of 2023 was attributable to a $17.0 million, net of tax, market adjustment to accumulated other comprehensive loss related to securities, $8.3 million of net income, and $80,000 of stock compensation, partially offset by the repurchase of 59,048 shares of common stock for $2.9 million and $569,000 in cash dividends. We paid a quarterly cash dividend of $0.08 per share on December 14, 2023.

Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles (“GAAP”) and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the SEC’s rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, and realized book value per share as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that are discussed may differ from that of other companies’ reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included within the following financial statement tables.
About Red River Bancshares, Inc.
Red River Bancshares, Inc. is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 27 banking centers throughout Louisiana and one combined loan and deposit production office in New Orleans, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; Acadiana, which includes the Lafayette MSA; and New Orleans.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President, Chief Financial Officer, and Assistant Corporate Secretary
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended			As of and for the Year Ended
(dollars in thousands, except per share data)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net Income	$8,292	$8,021	$10,191	$34,879	$36,916

Per Common Share Data:
Earnings per share, basic	$1.16	$1.12	$1.42	$4.87	$5.14
Earnings per share, diluted	$1.16	$1.12	$1.42	$4.86	$5.13
Book value per share	$42.85	$39.43	$36.99	$42.85	$36.99
Tangible book value per share(1)	$42.63	$39.21	$36.78	$42.63	$36.78
Realized book value per share(1)	$51.38	$50.27	$46.90	$51.38	$46.90
Cash dividends per share	$0.08	$0.08	$0.07	$0.32	$0.28
Shares outstanding	7,091,637	7,150,685	7,183,915	7,091,637	7,183,915
Weighted average shares outstanding, basic	7,128,988	7,168,413	7,183,915	7,164,314	7,180,975
Weighted average shares outstanding, diluted	7,145,870	7,180,084	7,199,247	7,181,728	7,197,453

Summary Performance Ratios:
Return on average assets	1.08%	1.05%	1.33%	1.15%	1.18%
Return on average equity	11.63%	11.15%	16.34%	12.44%	13.98%
Net interest margin	2.78%	2.74%	3.11%	2.87%	2.80%
Net interest margin FTE	2.82%	2.78%	3.17%	2.91%	2.86%
Efficiency ratio	60.51%	61.70%	54.76%	59.39%	56.60%
Loans HFI to deposits ratio	71.13%	70.60%	68.46%	71.13%	68.46%
Noninterest-bearing deposits to deposits ratio	32.71%	35.22%	38.96%	32.71%	38.96%
Noninterest income to average assets	0.67%	0.73%	0.60%	0.70%	0.60%
Operating expense to average assets	2.08%	2.13%	1.97%	2.11%	1.87%

Summary Credit Quality Ratios:
Nonperforming assets to assets	0.08%	0.07%	0.08%	0.08%	0.08%
Nonperforming loans to loans HFI	0.13%	0.10%	0.12%	0.13%	0.12%
Allowance for credit losses to loans HFI	1.07%	1.09%	1.08%	1.07%	1.08%
Net charge-offs to average loans	0.01%	0.00%	0.00%	0.02%	0.02%

Capital Ratios:
Stockholders’ equity to assets	9.71%	9.20%	8.62%	9.71%	8.62%
Tangible common equity to tangible assets (1)	9.67%	9.15%	8.57%	9.67%	8.57%
Total risk-based capital to risk-weighted assets	18.28%	18.35%	17.39%	18.28%	17.39%
Tier 1 risk-based capital to risk-weighted assets	17.24%	17.31%	16.38%	17.24%	16.38%
Common equity Tier 1 capital to risk-weighted assets	17.24%	17.31%	16.38%	17.24%	16.38%
Tier 1 risk-based capital to average assets	11.56%	11.56%	11.37%	11.56%	11.37%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
ASSETS
Cash and due from banks	$53,062	$42,413	$36,662	$34,491	$37,824
Interest-bearing deposits in other banks	252,364	279,786	185,409	194,727	240,568
Securities available-for-sale, at fair value	570,092	529,046	588,478	611,794	614,407
Securities held-to-maturity, at amortized cost	141,236	143,420	146,569	149,417	151,683
Equity securities, at fair value	2,965	2,833	3,946	4,010	9,979
Nonmarketable equity securities	2,239	2,190	4,330	3,506	3,478
Loans held for sale	1,306	2,348	4,586	2,046	518
Loans held for investment	1,992,858	1,948,606	1,947,631	1,921,850	1,916,267
Allowance for credit losses	(21,336)	(21,183)	(21,085)	(20,854)	(20,628)
Premises and equipment, net	57,088	56,466	55,566	55,065	54,383
Accrued interest receivable	9,945	8,778	8,239	8,397	8,830
Bank-owned life insurance	29,529	29,332	29,141	28,954	28,775
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	3,629	3,757	3,885	4,011	4,137
Other assets	32,287	36,815	32,291	31,622	30,919
Total Assets	$3,128,810	$3,066,153	$3,027,194	$3,030,582	$3,082,686

LIABILITIES
Noninterest-bearing deposits	$916,456	$972,155	$989,509	$1,060,042	$1,090,539
Interest-bearing deposits	1,885,432	1,787,738	1,674,674	1,671,343	1,708,397
Total Deposits	2,801,888	2,759,893	2,664,183	2,731,385	2,798,936
Other borrowed funds	—	—	60,000	—	—
Accrued interest payable	8,000	6,800	4,098	2,433	1,563
Lease liabilities	3,767	3,892	4,015	4,136	4,258
Accrued expenses and other liabilities	11,304	13,617	11,526	15,988	12,176
Total Liabilities	2,824,959	2,784,202	2,743,822	2,753,942	2,816,933
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	55,136	58,031	59,187	59,788	60,050
Additional paid-in capital	2,407	2,327	2,248	2,157	2,088
Retained earnings	306,802	299,079	291,630	283,236	274,781
Accumulated other comprehensive income (loss)	(60,494)	(77,486)	(69,693)	(68,541)	(71,166)
Total Stockholders’ Equity	303,851	281,951	283,372	276,640	265,753
Total Liabilities and Stockholders’ Equity	$3,128,810	$3,066,153	$3,027,194	$3,030,582	$3,082,686

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended			For the Year Ended
(in thousands)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$24,898	$23,925	$21,284	$93,439	$75,827
Interest on securities	3,656	3,404	3,524	14,291	13,735
Interest on federal funds sold	—	—	634	886	1,091
Interest on deposits in other banks	3,438	2,950	1,522	9,797	3,682
Dividends on stock	49	45	18	155	40
Total Interest and Dividend Income	32,041	30,324	26,982	118,568	94,375
INTEREST EXPENSE
Interest on deposits	10,747	9,562	3,308	32,066	7,736
Interest on other borrowed funds	—	37	—	64	—
Total Interest Expense	10,747	9,599	3,308	32,130	7,736
Net Interest Income	21,294	20,725	23,674	86,438	86,639
Provision for credit losses	250	185	750	735	1,750
Net Interest Income After Provision for Credit Losses	21,044	20,540	22,924	85,703	84,889
NONINTEREST INCOME
Service charges on deposit accounts	1,459	1,489	1,359	5,776	5,565
Debit card income, net	875	830	972	3,563	3,897
Mortgage loan income	441	604	453	1,965	3,096
Brokerage income	1,039	1,029	1,013	3,798	3,549
Loan and deposit income	575	571	440	2,140	1,723
Bank-owned life insurance income	197	191	180	754	713
Gain (Loss) on equity securities	132	(113)	(21)	(14)	(468)
Gain (Loss) on sale and call of securities	—	—	—	—	(59)
SBIC income	393	920	162	2,873	563
Other income (loss)	76	60	61	259	168
Total Noninterest Income	5,187	5,581	4,619	21,114	18,747
OPERATING EXPENSES
Personnel expenses	9,233	9,461	8,681	37,241	34,560
Occupancy and equipment expenses	1,647	1,663	1,613	6,581	6,109
Technology expenses	693	675	645	2,759	2,763
Advertising	347	331	293	1,302	1,134
Other business development expenses	537	522	566	1,987	1,645
Data processing expense	631	651	609	2,320	2,093
Other taxes	679	664	781	2,721	2,714
Loan and deposit expenses	256	238	180	984	659
Legal and professional expenses	664	616	550	2,378	1,997
Regulatory assessment expenses	423	419	277	1,645	1,058
Other operating expenses	913	990	887	3,955	3,923
Total Operating Expenses	16,023	16,230	15,082	63,873	58,655
Income Before Income Tax Expense	10,208	9,891	12,461	42,944	44,981
Income tax expense	1,916	1,870	2,270	8,065	8,065
Net Income	$8,292	$8,021	$10,191	$34,879	$36,916

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	December 31, 2023			September 30, 2023
(dollars in thousands)	Average Balance Outstanding	Interest Income/Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,973,513	$24,898	4.94%	$1,947,794	$23,925	4.81%
Securities - taxable	568,147	2,634	1.85%	584,319	2,374	1.62%
Securities - tax-exempt	199,480	1,022	2.05%	201,569	1,030	2.04%
Interest-bearing deposits in other banks	250,483	3,438	5.41%	215,920	2,950	5.38%
Nonmarketable equity securities	2,192	49	8.95%	4,213	45	4.23%
Total interest-earning assets	2,993,815	$32,041	4.20%	2,953,815	$30,324	4.03%
Allowance for credit losses	(21,158)			(21,050)
Noninterest-earning assets	82,225			87,545
Total assets	$3,054,882			$3,020,310
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,219,766	$5,430	1.77%	$1,212,226	$5,083	1.66%
Time deposits	556,815	5,317	3.79%	523,274	4,479	3.40%
Total interest-bearing deposits	1,776,581	10,747	2.40%	1,735,500	9,562	2.19%
Other borrowings	—	—	—%	2,609	37	5.49%
Total interest-bearing liabilities	1,776,581	$10,747	2.40%	1,738,109	$9,599	2.19%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	968,715			973,723
Accrued interest and other liabilities	26,637			22,992
Total noninterest-bearing liabilities	995,352			996,715
Stockholders’ equity	282,949			285,486
Total liabilities and stockholders’ equity	$3,054,882			$3,020,310
Net interest income		$21,294			$20,725
Net interest spread			1.80%			1.84%
Net interest margin			2.78%			2.74%
Net interest margin FTE(3)			2.82%			2.78%
Cost of deposits			1.55%			1.40%
Cost of funds			1.42%			1.29%
(1)Includes average outstanding balances of loans held for sale of $2.3 million and $2.8 million for the three months ended December 31, 2023 and September 30, 2023, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Year Ended December 31,
	2023			2022
(dollars in thousands)	Average Balance Outstanding	Interest Income/Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,943,381	$93,439	4.74%	$1,816,538	$75,827	4.12%
Securities - taxable	605,692	10,169	1.68%	637,239	9,524	1.49%
Securities - tax-exempt	202,673	4,122	2.03%	210,056	4,211	2.00%
Federal funds sold	18,594	886	4.70%	56,958	1,091	1.89%
Interest-bearing deposits in other banks	188,199	9,797	5.17%	329,096	3,682	1.11%
Nonmarketable equity securities	3,353	155	4.61%	3,453	40	1.16%
Total interest-earning assets	2,961,892	$118,568	3.96%	3,053,340	$94,375	3.06%
Allowance for credit losses	(20,980)			(19,608)
Noninterest-earning assets	86,939			100,543
Total assets	$3,027,851			$3,134,275
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,249,259	$17,555	1.41%	$1,360,612	$4,071	0.30%
Time deposits	470,522	14,511	3.08%	329,480	3,665	1.11%
Total interest-bearing deposits	1,719,781	32,066	1.86%	1,690,092	7,736	0.46%
Other borrowings	1,151	64	5.49%	—	—	—%
Total interest-bearing liabilities	1,720,932	$32,130	1.87%	1,690,092	$7,736	0.46%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,004,107			1,161,995
Accrued interest and other liabilities	22,385			18,111
Total noninterest-bearing liabilities	1,026,492			1,180,106
Stockholders’ equity	280,427			264,077
Total liabilities and stockholders’ equity	$3,027,851			$3,134,275
Net interest income		$86,438			$86,639
Net interest spread			2.09%			2.60%
Net interest margin			2.87%			2.80%
Net interest margin FTE(3)			2.91%			2.86%
Cost of deposits			1.18%			0.27%
Cost of funds			1.08%			0.25%
(1)Includes average outstanding balances of loans held for sale of $2.4 million and $3.3 million for the years ended December 31, 2023 and 2022, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	December 31, 2023	September 30, 2023	December 31, 2022
Tangible common equity
Total stockholders’ equity	$303,851	$281,951	$265,753
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$302,305	$280,405	$264,207
Realized common equity
Total stockholders’ equity	$303,851	$281,951	$265,753
Adjustments:
Accumulated other comprehensive (income) loss	60,494	77,486	71,166
Total realized common equity (non-GAAP)	$364,345	$359,437	$336,919
Common shares outstanding	7,091,637	7,150,685	7,183,915
Book value per share	$42.85	$39.43	$36.99
Tangible book value per share (non-GAAP)	$42.63	$39.21	$36.78
Realized book value per share (non-GAAP)	$51.38	$50.27	$46.90

Tangible assets
Total assets	$3,128,810	$3,066,153	$3,082,686
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$3,127,264	$3,064,607	$3,081,140
Total stockholders’ equity to assets	9.71%	9.20%	8.62%
Tangible common equity to tangible assets (non-GAAP)	9.67%	9.15%	8.57%